EXHIBIT 10.1

BINDING LETTER OF INTENT

JULY 7, 2026

This Binding Letter of Intent (this “LOI”) sets forth the principal terms and conditions pursuant to which OnFolio Holdings Inc., a Delaware corporation (“ONFO”), proposes to acquire Paramount Helium, LLC, a Wyoming limited liability company (“Paramount” or the “Company”), in a transaction structured as a merger or other business combination (the “Acquisition”). ONFO and Paramount are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties wish to set forth their mutual understanding with respect to the Acquisition and certain related matters, subject to the terms and conditions set forth herein;

WHEREAS, the Parties intend that all provisions of this LOI shall be binding and enforceable, and that the terms set forth herein shall be reflected in a definitive acquisition agreement (the “Acquisition Agreement”) to be negotiated and executed by the Parties;

WHEREAS, this LOI is confidential and subject to the terms of that certain Mutual Non-Disclosure Agreement between the Parties dated as of June 10, 2026 (the “NDA”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Parties	OnFolio, trading on the Nasdaq Capital Market (“Nasdaq-CM”) under the symbol ONFO (“ONFO”), and Paramount.
The Transaction

Following the execution of this LOI, the Parties will promptly begin drafting definitive documentation that reflect the below transaction details, which are required inclusions for the closing of the Acquisition Agreement (the “Definitive Closing”).

Paramount Capitalization. At or prior to the Definitive Closing, Paramount shall issue any outstanding share grants, potential share grants, or any other rights to receive equity or other compensation that are triggered by the Acquisition.

Transaction Details. The Parties agree that the Acquisition Agreement and any other ancillary agreements entered into in connection with the Acquisition Agreement shall include, without limitation, the provisions set forth below and shall contain such additional terms, conditions, representations, warranties, covenants, and other customary provisions as are necessary or appropriate to effectuate the transactions contemplated hereby:

A. Paramount Preferred Stock. In consideration of the acquisition of Paramount, ONFO will issue a number of shares of convertible preferred stock to Paramount that is convertible into, strictly subject to stockholder approval, 50 million shares of ONFO common stock (the “Paramount Preferred Stock”).

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B. Paramount Investor Securities. In consideration for the funding provided by the Paramount Investors (as defined below) at the Definitive Closing, ONFO shall issue to the Paramount Investors shares of ONFO common stock; provided, however, that to the extent the issuance of such common stock would result in any individual beneficially owning in excess of nineteen and ninety-nine hundredths percent (19.99%) of ONFO’s outstanding common stock, the portion exceeding such threshold shall instead be issued in the form of convertible preferred stock, strictly subject to stockholder approval (the “Investor Preferred Stock”).

C. Proton Green Debt Acquisition Right. Following Definitive Closing, ONFO or one of its subsidiaries will receive the right to apply the Required Funding to acquire the senior secured indebtedness of Proton Green, LLC, a Wyoming limited liability company (“Proton Green”), held by Kips Bay Select LP (“KB Select”) and Cyber One, Ltd (“Cyber One”). Following such purchase, ONFO or one of its subsidiaries shall hold such Proton Green senior secured indebtedness as an asset on its balance sheet. The Parties acknowledge that such right is subject to obtaining sufficient financing and does not constitute a binding commitment to purchase all outstanding indebtedness of Proton Green, and any public disclosure of such right shall include appropriate cautionary language to that effect.

D. Legacy Note. Prior to or upon Definitive Closing, the Legacy SubCo (as defined below) will be issued the Legacy Note (as defined below).

E. Curvature Fee. Curvature Securities, LLC (“Curvature”) is acting as financial advisor and shall receive the fees and expense reimbursement contemplated by that certain engagement agreement dated June 15, 2026, and that certain side letter dated July 7, 2026, by and among Curvature, ONFO, and Paramount.

F. Name and Ticker Change. At or promptly following the Definitive Closing, ONFO will (i) change ONFO’s name to Paramount Helium Corporation, (ii) change its ticker symbol on Nasdaq-CM to PRMT, and (iii) take all necessary corporate and exchange actions to give effect to the foregoing.

Legacy Businesses; Ring-Fence

Following Definitive Closing, ONFO shall cause all of ONFO’s existing businesses, assets, contracts, and operations, including, without limitation, ONFO’s digital asset holdings, including any Bitcoin or other cryptocurrency held on ONFO’s balance sheet (the “Digital Asset Treasury”), and related holdings (collectively, the “Legacy Businesses”) to be contributed, assigned, transferred, or otherwise separated into a wholly owned subsidiary of ONFO or one of its subsidiaries (the “Legacy SubCo”). All liabilities, obligations, employee matters, vendor contracts, regulatory exposures, and tax obligations arising out of or relating to the Legacy Businesses shall be assigned to and assumed by Legacy SubCo.

ONFO or one of its subsidiaries, as applicable, shall use commercially reasonable efforts to cause Legacy SubCo, together with its constituent businesses, to be sold, spun out, dividended to existing ONFO stockholders, or otherwise disposed of as soon as practicable following the Definitive Closing (the “Legacy Spinout”). ONFO or one of its subsidiaries, as applicable, shall retain no operational or financial obligation to the Legacy Businesses, excluding any remaining principal due on the Legacy Note, as defined below.

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The Legacy SubCo will use the funds available in the Digital Asset Treasury to support the operation, and later Legacy Spinout, of the Legacy Businesses, which shall be primarily funded from the resources of ONFO following the Definitive Closing. Notwithstanding anything to the contrary, the Legacy SubCo shall retain the benefit of the Digital Asset Treasury and (a) if the Digital Asset Treasury provides less than an aggregate of Three Million Dollars ($3,000,000) (the “Operational Funds Total”), then Legacy SubCo shall receive additional funds equal to (i) the Operational Funds Total, minus (ii) the amount of funds provided by the Digital Asset Treasury, to fund ongoing operations until the Legacy Spinout occurs, and an additional (b) Five Million Dollars ($5,000,000) upon the completion of the Legacy Spinout (or upon a decision not to spin out the Legacy Businesses). The Legacy SubCo will receive a note (the “Legacy Note”) for the full balance of Eight Million Dollars ($8,000,000), bearing interest at a rate of eight percent (8%) per annum, maturing on the three-year anniversary of the Definitive Closing. The Legacy Note shall provide for reductions to the principal for amounts (a) provided by the DAT following the Definitive Closing and (b) any consideration received from the Legacy Spinout. For the avoidance of doubt, amounts raised through any disposal of Digital Asset Treasury assets prior to the Definitive Closing shall not reduce the principal of the Legacy Note.

The Legacy Note shall provide that Legacy SubCo shall be entitled to receive (i) amortization payments in the amount of two hundred and fifty thousand dollars ($250,000) per month (commencing on the one-month anniversary of the issuance of the Legacy Note) and (ii) five percent (5%) of proceeds from any capital raised by ONFO in excess of the Required Funding, until the Legacy Note is fully repaid. Any failure to make any payments as required pursuant to the terms of the Legacy Note shall result in a penalty of 2% of the principal amount per failure being owed.

Furthermore, following the Definitive Closing, for the avoidance of doubt, the Legacy SubCo shall have no responsibility or obligation for any costs, expenses, or liabilities related to maintaining ONFO’s public company status or listing.

The Acquisition Agreement will include customary representations, warranties, indemnification provisions, and tax allocation provisions.

Prior to the Definitive Closing, the stockholders of ONFO at market close of the day prior to the Definitive Closing (“Pre-Closing ONFO Stockholders”) shall receive a contingent value right (a “CVR”) entitling each of them to its pro rata share of the Legacy Spinout such that the Pre-Closing ONFO Stockholders are entitled to one hundred percent (100%) of the value derived from the Legacy Spinout. For the avoidance of doubt, the Management Equity Pool (as defined below) shall be issued from Legacy SubCo’s authorized but unissued equity and shall dilute the CVR holders’ percentage interest in Legacy SubCo. The terms of such CVRs, including transferability, expiration, valuation methodology, and dispute resolution procedures, shall be set forth in a CVR Agreement to be mutually agreed upon prior to the Definitive Closing.

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Corporate Governance

Board of Directors During the Interim Period

Subject to change in control limitations, from the Definitive Closing through the date of completion of the Legacy Spinout (the “Spinout Date”), the Board of Directors of ONFO shall consist of five (5) members, comprised as follows: (i) two (2) directors designated by Paramount, which shall be David Hobbs and Steven Looper; (ii) two (2) directors designated by the existing ONFO stockholders, which shall be Dominic Wells and Mark Schwartz; and (iii) one (1) independent director, mutually selected by the Board of Directors of ONFO immediately after the Definitive Closing, who shall qualify as an Audit Committee Financial Expert and shall meet the independence standards of Nasdaq-CM. The Executive Chairman of the Board during the period from the Definitive Closing through the Spinout Date shall be David Hobbs.

Board of Directors Post-Spinout

Subject to change in control limitations, effective upon the Spinout Date, Dominic Wells will resign from the Board of Directors if he is employed by the Legacy SubCo on the Spinout Date.

It is expected that ONFO will rely on the “Controlled Company” exemption from the listing standards of Nasdaq-CM relating to independent directors.

Executive Officers

Subject to change in control limitations, as of the Definitive Closing, the executive officers of ONFO shall be: David Hobbs, Executive Chairman; Steven Looper, Chief Executive Officer; and Adam Trainor, Chief Financial Officer.

The existing executive officers of ONFO shall, at or prior to the Definitive Closing, transition into roles with Legacy SubCo or otherwise terminate their employment with ONFO on terms to be set forth in a Transitional Services Agreement. ONFO shall be solely responsible for any severance, accrued compensation, or other amounts payable to its existing executive officers or directors in connection with such transitions, and shall ensure all such amounts are settled or assumed by Legacy SubCo at or prior to the Definitive Closing. For the avoidance of doubt, any employee or officer of ONFO that transitions to Legacy SubCo will not be entitled to any such payment.

D&O Coverage

The pre-Closing Board of Directors of ONFO shall take such steps as necessary to continue or reestablish equivalent coverage of former ONFO directors and officers under existing D&O insurance policies and existing indemnification agreements, by obtaining tail coverage or otherwise. The cost of such tail coverage shall be borne by ONFO.

Voting Agreements

Subject to change in control limitations, ONFO will require its executive officers, directors, and holders of more than five percent (5%) of any class of its outstanding voting securities to enter into mutually agreeable forms of voting agreements, support agreements or other similar agreements pursuant to which they will (i) vote in favor of the Acquisition, the issuance of shares of ONFO common stock in connection with the conversion of the Paramount Preferred Stock and the Investor Preferred Stock, the name and ticker change, and all related corporate actions, and (ii) refrain from soliciting or entering into any alternative transaction proposal.

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Such agreements will be executed prior to or concurrently with the execution of the Acquisition Agreement.
Timing

Acquisition Agreement

To be executed on or before July 24, 2026, simultaneously with or in advance of the Definitive Closing.

Target Closing

The Parties will use commercially reasonable best efforts to consummate the Definitive Closing of the Acquisition on or before July 24, 2026, subject to satisfaction of the Definitive Closing Conditions set forth below.

Termination

This LOI will automatically terminate and be of no further force and effect upon the earlier of: (a) execution of the Acquisition Agreement by the Parties, (b) mutual agreement of the Parties to terminate this LOI, and (c) July 24, 2026 (which may be extended by mutual consent of the Parties).

Corporate Headquarters

As of the Definitive Closing, the corporate headquarters of ONFO shall be located in Houston, Texas. The Legacy Businesses shall continue to operate from their existing locations pending the disposition of Legacy SubCo, pursuant to a Transitional Services Agreement (the “Transitional Services Agreement”) to be executed at or prior to the Definitive Closing. The Transitional Services Agreement shall include a guarantee for two (2) years of salary for existing ONFO management, to be funded by ONFO (which funding, for the avoidance of doubt, shall be included within the Eight Million Dollar ($8,000,000) funding). The existing management of ONFO as of the date of this LOI (“Existing ONFO Management”) will also have their existing warrants and options restruck at a strike price, over shares, and with a vesting schedule to be mutually agreed taking into account the value of any Management Equity Pool benefit detailed below.

In addition, upon the completion of the Legacy Spinout, the Existing ONFO Management shall be entitled to receive an equity grant in Legacy SubCo as proposed by the ONFO Board of Directors and approved by a majority of the owners of the CVRs (the “Management Equity Pool”). The shares comprising the Management Equity Pool shall be allocated among the members of the Existing ONFO Management in such proportions as shall be determined by such management in their sole discretion. The terms, conditions, vesting schedule (if any), and form of such equity grants (whether restricted stock, options, or other equity interests) shall be set forth in an equity incentive plan or grant agreements to be adopted by Legacy SubCo and approved by its shareholders in connection with the Legacy Spinout.

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Definitive Closing Conditions	Conditions to Definitive Closing The Parties agree that the following items shall be completed prior to Definitive Closing:

A. Paramount Financial Statements. On or before July 10, 2026, Paramount will provide necessary audited financial statements for inclusion by ONFO in a registration statement to be filed with the SEC.

B. Registration Statement Cooperation. Paramount shall use commercially reasonable efforts to cooperate with ONFO in the preparation, filing, and effectiveness of any registration statement to be filed with the SEC in connection with the transactions contemplated hereby, including (i) providing such additional financial and business information regarding Paramount as may be reasonably required for inclusion in such registration statement, (ii) causing Paramount’s auditors to deliver customary consents and comfort letters, (iii) reviewing and commenting on Paramount-related disclosure within five (5) business days of receipt, and (iv) making Paramount’s officers and representatives reasonably available for due diligence and SEC comment response purposes.

C. Required Funding. A minimum of Eleven Million Three Hundred Thousand Dollars ($11,300,000) of funding will be provided on or before Definitive Closing (the “Required Funding”); provided, however, that if any funding is provided to ONFO by [****] (“[****]”) following the execution of this LOI (the “LOI Closing”), such funding will count towards the Required Funding. Any portion of the Required Funding that is provided by investors brought by Paramount (the “Paramount Investors”) will be provided at Definitive Closing and will require letters of intent before or securities purchase agreements with signatures held in escrow, to be released upon Definitive Closing.

D. Definitive Documentation. Definitive documentation must be executed on or before July 24, 2026.

E. Due Diligence. Each party shall have completed to its reasonable satisfaction a due diligence review of the other party and its assets, including without limitation capital structure, material contracts, employment matters, regulatory and listing compliance, environmental, financial, and tax.

F. Voting Agreements. The agreements described under “Voting Agreements” above shall have been executed.

G. Ring-Fence Completion. The contribution, assignment, and separation of all Legacy Businesses into Legacy SubCo shall have been completed, including assignment of all liabilities and obligations relating thereto, as well as legacy shareholder snapshot.

H. Transitional Services Agreement. The parties shall have executed and delivered the Transitional Services Agreement.

I. Customary Closing Documents. Each party shall execute and deliver the approved Acquisition Agreement and all ancillary documents and agreements required to be delivered in connection with the Definitive Closing, including customary legal and tax opinions, officers’ certificates, corporate records, and documents from public officials.

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J. SEC Compliance. The parties shall prepare, execute, and file any and all documents necessary to comply with all applicable federal and state securities laws, rules, and regulations, including the filing of a Current Report on Form 8-K and such other reports or registration statements as may be required.

K. Solvency. ONFO shall be solvent at the Definitive Closing, shall not have hit a Nasdaq deficiency event between signing and Definitive Closing, and shall not have suffered any material adverse effect (“MAE”) with respect to its assets, liabilities, or listing status, except for any insolvency condition or MAE that has been (or is the result of a development that has been) disclosed to Paramount as of the date of this LOI.

L. Nasdaq-CM Qualification. ONFO shall be qualified to continue trading on Nasdaq-CM and in compliance with all Nasdaq-CM listing requirements (including, as applicable, any initial-listing-equivalent requirements applicable to ONFO), and shall be reasonably satisfied that such listing will continue for the foreseeable future.

M. Employment Matters. At the Definitive Closing, ONFO shall (i) adopt an acceptable long-term incentive plan; (ii) execute and deliver employment agreements for the senior management team; and (iii) obtain a D&O policy commensurate with similarly sized public companies.

N. Conduct of Business. During the period between LOI Closing and Definitive Closing, each party agrees to operate in the ordinary course of business without any material change in its assets, liabilities, operations, or contracts.

O. Representations, Warranties, and Covenants. Both parties’ compliance with all covenants, absence of defaults, and accuracy of all representations and warranties.

P. Consents and Approvals. Both parties shall have received all necessary governmental, regulatory, and third-party consents and approvals in connection with the Acquisition, which shall remain in effect, and all applicable waiting periods shall have expired without action by any applicable authority. Prior to executing the Acquisition Agreement, Paramount will receive the necessary approval of its members.

Q. Termination for Paramount Breach. Notwithstanding any other provision of this LOI, ONFO shall have the right to terminate this LOI upon written notice to Paramount if (i) Paramount fails to deliver audited financial statements by July 10, 2026 in accordance with Condition A above(ii) Paramount materially breaches any obligation under this LOI and such breach remains uncured for five (5) business days following written notice thereof, or (iii) and event occurs that constitutes a material adverse effect on the assets, liabilities, financial conditions, or operations of Paramount.

R. Termination for ONFO Breach. Notwithstanding any other provision of this LOI, Paramount shall have the right to terminate this LOI upon written notice to ONFO if (i) ONFO materially breaches any obligation under this LOI and such breach remains uncured for five (5) business days following written notice thereof, or (ii) and event occurs that constitutes a material adverse effect on the assets, liabilities, financial conditions, or operations of ONFO.

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Transaction Expenses

Pre-Execution Expenses. All expenses incurred in connection herewith prior to LOI Closing will be borne by the parties incurring them, whether or not the Acquisition is consummated.

Post-Execution Expenses. All costs and expenses incurred post LOI Closing will be borne as provided in the LOI. For the avoidance of doubt, ONFO’s reasonable legal and advisory fees incurred in connection with the negotiation and consummation of the Definitive Closing and the preparation and filing of any registration statement shall be funded from the Required Funding proceeds at or promptly following the Definitive Closing.

Governing Law	This LOI shall be governed by the laws of the State of Texas.
Exclusive Negotiations

In consideration of the time, effort, and resources each Party will expend to pursue this proposed Acquisition, each Party agrees that, for a period starting on the date of this LOI and ending on July 24, 2026 (which may be extended by mutual consent of the Parties), provided the LOI has not been terminated pursuant to its terms, neither Party nor any person or entity acting on its behalf will in any way, directly or indirectly, (i) solicit, initiate, encourage, or facilitate any offer to directly or indirectly purchase all, or substantially all, of such Party’s equity or material assets, (ii) enter into any discussions, negotiations, or agreements with any person or entity which provide for such a purchase, or (iii) provide to any persons other than its directors, executive officers, members, or stockholders, as the case may be, or their respective representatives, any information or data related to such a purchase, or afford access to the properties, books, or records of such Party to any other persons. If either Party, or their respective representatives, receives any inquiry or proposal offering such a purchase, such Party will promptly notify and/or submit such offers to the other Party. All Parties agree to work with [****] in good faith towards the conversion of [****]’s existing position into common stock of ONFO, on terms to be mutually agreed, including the conversion price, timing, and any conditions to conversion, which terms shall be set forth in a definitive conversion agreement to be executed concurrently with or prior to the Definitive Closing.

Publicity

No press release, public announcement, or regulatory filing relating to this LOI shall be made without the consent of both parties, which shall not be unreasonably withheld, conditioned, or delayed. All press releases, public announcements, or regulatory filings regarding the transactions contemplated by this LOI will be reviewed by the non-disclosing party’s counsel prior to release or filing by the disclosing party.

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Notices

All notices, demands, or other communications required or permitted under this LOI shall be in writing and shall be deemed duly given (i) upon personal delivery, (ii) one (1) business day after deposit with a nationally recognized overnight courier service, or (iii) upon confirmation of receipt if sent by email, in each case addressed to the parties as follows:

If to ONFO:

OnFolio Holdings Inc.

1007 North Orange Street, 4th Floor

Wilmington, Delaware 19801

Attention: Dominic Wells, Chief Executive Officer

Email: dom@onfolio.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Attention: Edward Welch

Email: ewelch@lucbro.com

If to Paramount:

Paramount Helium, LLC

2000 Bering Dr., Suite 875

Houston, Texas 77056

Attention: David Hobbs, Managing Member

Email: david@paramounthelium.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza

Twelfth Floor

Irvine, California 92614

Attention: Michael A. Hedge

Email: Michael.Hedge@klgates.com

or to such other address as either party may designate by written notice to the other party in accordance with this provision.

Amendment; Waiver

This LOI may not be amended, modified, or supplemented except by a written instrument signed by both parties. No waiver of any provision of this LOI shall be effective unless set forth in a written instrument signed by the party granting such waiver. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof.

Severability

If any provision of this LOI is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be reformed, construed, and enforced to the maximum extent permissible under applicable law.

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No Third-Party Beneficiaries

This LOI is for the sole benefit of the parties hereto and their respective permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature under or by reason of this LOI.

Entire Agreement

This LOI, together with the Mutual Non-Disclosure Agreement referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties with respect thereto, including without limitation the Indicative Term Sheet dated June 25, 2026 between the parties.

Survival

The provisions of this LOI relating to Confidentiality, Transaction Expenses, Governing Law, Publicity, Notices, Amendment; Waiver, Severability, No Third-Party Beneficiaries, Entire Agreement, this Survival provision, Assignment, Consent to Jurisdiction, and Waiver of Jury Trial shall survive any termination or expiration of this LOI.

Assignment

Neither party may assign or transfer any of its rights or obligations under this LOI without the prior written consent of the other party, and any purported assignment without such consent shall be void and of no force or effect.

Consent to Jurisdiction; Forum Selection

Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas for the purpose of any action or proceeding arising out of or relating to this LOI, and each party irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.

Waiver of Jury Trial

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOI

Specific Performance

The Parties acknowledge that irreparable damage would occur in the event that any provision of this LOI were not performed in accordance with its terms, and that monetary damages would be inadequate. Accordingly, each Party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which such Party may be entitled at law or in equity, without the necessity of proving actual damages or posting any bond or other security.

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If the foregoing correctly reflects the understanding between the Parties, please sign, date, and return the enclosed copy of this LOI, which will then constitute a binding agreement between the Parties. This LOI may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law, including via DocuSign or similar service) shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

OnFolio Holdings Inc.		Paramount Helium, LLC

By:	/s/ Dominic Wells	By:	/s/ David Hobbs
Name:	Dominic Wells	Name:	David Hobbs
Title:	Chief Executive Officer	Title:	Managing Member

Date: July 7, 2026		Date: July 7, 2026

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